Exhibit 5.10

[LETTERHEAD OF BALLARD SPAHR LLP]

May 12, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of
CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to Coatesville Hospital Corporation, a Pennsylvania corporation (“Coatesville”), and Carlisle HMA, LLC, a Pennsylvania limited liability company (“”Carlisle”), and as New Jersey counsel to Salem Hospital Corporation, a New Jersey corporation (“Salem” and, together with Coatesville and Carlisle, collectively the “Guarantors”) in connection with the Guarantors’ guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated March 16, 2017 (including the Guarantee set forth therein, the “First Supplemental Indenture”) and the Second Supplemental Indenture dated May 12, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee (collectively, the “Indenture”). The Notes are being guaranteed by the Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of Indenture and such corporate and limited liability records, agreements, organizational documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indenture and have not advised the Issuer or the Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantors and have assumed that such matters remain true and correct through the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1) Coatesville is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

(2) Coatesville has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by Coatesville of the Indenture (including the Guarantee set forth therein) and the performance by Coatesville of its obligations thereunder have been duly authorized by all requisite corporate action on the part Coatesville.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by Coatesville.

(5) Carlisle is a limited liability company presently subsisting under the laws of the Commonwealth of Pennsylvania.

(6) Carlisle has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(7) The execution and delivery by Carlisle of the Indenture (including the Guarantee set forth therein) and the performance by Carlisle of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part Carlisle.

(8) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by Carlisle.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

May 12, 2017

(9) Salem is a corporation validly existing and in good standing under the laws of the State of New Jersey.

(10) Salem has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(11) The execution and delivery by Salem of the Indenture (including the Guarantee set forth therein) and the performance by Salem of its obligations thereunder have been duly authorized by all requisite corporate action on the part Salem.

(12) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by Salem.

The opinions expressed herein are limited in all respects to the laws of the Commonwealth of Pennsylvania and the State of New Jersey as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K to be filed on May 12, 2017 relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BALLARD SPAHR LLP